                                                                    EXHIBIT 4(b)

                        IL ANNUITY AND INSURANCE COMPANY
                    ENDORSEMENT FOR QUALIFIED 403(b) ANNUITY

This Endorsement is issued as part of the Annuity Contract to which it is attached for Federal Tax purposes pursuant to the provision of Section 403(b) of the Internal Revenue Code of 1986, as amended. The conditions and provisions of this Annuity Contract apply except as amended herein:


Distribution Restrictions Purchase payments and earnings thereon received on or after January 1, 1989, subject to Section 403(b) of the Internal Revenue Code cannot be distributed prior to the Contract Owner reaching age 59-1/2 unless such distribution is a result of such Contract Owner's:


(a)  financial hardship (contributions only may be distributed);
(b)  separation from service;
(c)  death; or
(d)  disability.

Distributions for Contract Owner's financial hardship or separation from service may be subject to an additional penalty tax as a premature distribution.

Ownership In no event shall any person other than the Contract Owner be named as the Annuitant under the Contract and the entire interest of the Contract Owner in the Contract shall be nonforfeitable.

When issued with this Endorsement, the Contract is not transferable. The rights, title and interest in the Contract and in the Contract Owner's Account thereunder may not be transferred nor may such rights, title and interest be assigned or pledged to anyone other than the Company.

When issued with this Endorsement, the Contract is established for the exclusive benefit of the Contract Owner and the Contract Owner's beneficiaries.


Required Distributions The portion of a Contract Owner's Account comprised of purchase payments and interest after December 31, 1986, (hereinafter referred to as "Post 1986 Interest") must be distributed or commence to be distributed on the Annuity Commencement Date. The Annuity Commencement Date (ACD) shall not be later than the first day of April following the calendar year in which the Contract Owner attains age 70-1/2. On that date, annuity payments must commence in equal or substantially equal amounts of Annuity Units which do not extend:


(a) Beyond the life of the Contract Owner or the lives of the Contract Owner and the Contract Owner's designated beneficiary, or
(b) Over a guaranteed payment period greater than the life expectancy of the Contract Owner


403B-95
or the joint and last survivor life expectancy of the Contract Owner and the Contract Owner's designated beneficiary.

If the Contract Owner's Account is to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the ACD and each year thereafter) must be at least an amount equal to the quotient obtained by dividing the Contract Owner's Post-1986 Interest by the life expectancy of the Contract Owner and the Contract Owner's designated beneficiary. Annuity payments distributed during the life of the Contract Owner must also comply with the minimum distribution incidental benefit requirement by substituting the Contract Owner's Account value for the Post-1986 Interest in the preceding sentence.


For calendar years beginning after December 31, 1988, the amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the Contract Owner's Post-1986 Interest by the lesser of (1) the applicable life expectancy or (2) if the Contract Owner's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of section
1.401 (a)(9)-2 of the Proposed Income Tax Regulations. Distributions are the death of the Contract Owner shall be calculated using the applicable life expectancy as the relevant divisor without regard to proposed regulations section 1.401 (a)(9)-2.


Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Contract Owner by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Contract Owner and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated, instead life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

Distributions under an annuity under this Contract shall be made in accordance with the requirements of section 401 (a)(9) of the Code and the regulations thereunder.

Death of Owner If the Contract Owner dies before the entire Account is distributed, the following distribution provisions shall apply:

(a) If the Contract Owner dies after the ACD, the remaining portion of such Contract Owner's Account will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Contract Owners death.

(b) If the Contract Owner dies before the ACD, the Contract Owner's Account will be distributed in accordance with one of the following provisions:


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

     (1) The entire interest of the Contract Owner's Account will be distributed within five (5) years after the date of the Contract Owners death

     (2) If the Contract Owner's Account is payable to a beneficiary designated by the Contract Owner and the Contract Owner has not elected
     (1) above, then the entire Contract Owner's Account will be distributed in substantially equal installments over the life or over a period certain not greater than the life expectancy of the designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the owner died. The designated beneficiary may elect at any time to receive greater payments.

     (3) If the designated beneficiary is the Contract Owner's surviving spouse, the spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the life or life expectancy of the surviving spouse commencing at any date prior to the later of (1) December 31 of the calendar year immediately following the calendar year in which the Contract Owner died and (2) December 31 of the calendar year in which the Contract Owner would have attained age 70-1/2. Such election must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Contract Owner's death or the date distributions are required to begin pursuant to the preceding sentence. The surviving spouse may accelerate these payments at any time, i.e., increase the frequency or amount of such payments.

(c) Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the Annuitant's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the surviving spouse and shall apply to all subsequent years. In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

(d) For purposes of this requirement, any amount paid to a child of the Contract Owner will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

Direct Rollovers The Owner or the Owner's surviving spouse as beneficiary or the Owner's former spouse as alternate payee under a qualified domestic relations order within the meaning of Code section 414(q), as applicable (the "Distributee"), may elect, at the time and in the manner we prescribe, to have any portion of an eligible rollover distribution with respect to the Distributee's interest in the Contract paid directly by the Company as a direct rollover to an individual retirement account


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

described in Code section 408(a), an individual retirement account described in Code section 408(b) or (except in the case of a surviving spouse as beneficiary) another annuity described in Code section 403(b) specified by the Distributee that accepts direct rollovers. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, other than (a) any distribution that is one of series of substantially equal periodic payments not less frequently than annually) made for the life or life expectancy of the Distributee or for the joint lives or life expectancies of the Distributee and his or her beneficiary or for a specified period of ten year or more, (b) any distribution to the extent it is a required minimum distribution under Code section 403(b)(10) and (c) the portion of any distribution that is not included in gross income. This provision shall be interpreted in accordance with Code section 403 (b)(10) and the regulations thereunder.

Loan Provisions Unless this Contract is part of a plan subject to Title I of the Employee Retirement Income Security Act of 1974, you may borrow part of the Surrender Value if you request a loan prior to the ACD. You may borrow up to the lesser of (i) $50,000, reduced by the excess (if any) of the highest outstanding loan balance during the one year period ending on the day before the loan is made or the outstanding loan balance on the day the loan is made
(ii) the greater of 50% of the Surrender Value or $10,000 or (iii) 90% of the Surrender Value less any outstanding loans. The minimum loan amount is $1,000. You must file a written loan application which must be approved by the Company.

When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the loan account. The loan account is part of a Fixed Account to be used as collateral for any contract loan. If no Account is specified in your loan application, the loan will be withdrawn pro rata from all Variable Accounts having Separate Account Value and from the Fixed Account. Amounts transferred to the loan account do not participate in the investment experience of the Accounts from which they were withdrawn.

This Contract will be the sole security for the loan. We reserve the right to limit the number of loans you may make in a contract year.

At each contract anniversary, we will compare the amount of the outstanding loan to the amount in the loan account. We will also make this comparison any time you repay all or part of the loan. At each such time, if the amount of the outstanding loan (plus unpaid interest) exceeds the amount in the loan account, we will withdraw the difference from the Accounts and transfer it to the loan account. If the amount in the loan account exceeds the amount of the outstanding loan, we will withdraw the difference from the loan account and transfer it to the Accounts in accordance with your current Premium payment Allocation. However, we reserve the right to require transfer to the Fixed Account if the amount was transferred from the Fixed Account to establish the loan.

Interest on any loan will be at an effective annual contract loan rate of 6% in arrears.

Amounts in the loan account will earn interest at a minimum guaranteed effective annual interest rate of 3% per year. We may declare from time to time higher current interest rates. Different


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

current interest rates may be applied to the loan account than the Fixed
Account.

Principal and interest must be paid in substantially level quarterly payments for a 5-year period or if the loan is used to acquire your principal residence for a 10 year period, but not beyond the year in which you attain age 70-1/2. You are allowed a 31-day grace from the installment due date. If a quarterly installment is not received within the 31 day grace period, a deemed distribution of the entire amount of the outstanding principal, interest due, and any applicable charges under this Contract, including any withdrawal charge, will be made. This deemed distribution may be subject to income and penalty tax under the Code and may adversely affect the treatment of the Contract under Section 403(b).

If not repaid, loans will automatically reduce the amount of any Death Benefit Proceeds, the amount payable upon a partial or full withdrawal of the Contract and the amount applied on the Annuity Commencement Date to provide annuity payments.

If the Contract loan at any time exceeds the Surrender Value of the Contract, we will mail a notice to your last known address. If the excess amount is not paid to us within 60 days after mailing of the notice, this Contract will terminate without value.

General Provisions Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of refund, toward the payment of future premiums or the purchase of additional benefits.

The language of this Endorsement supersedes and controls any conflicting language in the remainder of the Contract to which the Endorsement is attached.

The Company retains the right to further amend the Contract at any time without the consent of the Contract Owner as necessary to conform with changes in the Internal Revenue Code and regulation or rulings related thereto.

This Contract shall be subject to and interpreted in conformity with the provisions, terms and conditions of the tax sheltered annuity plan documents of which this Contract is a part, if any, and the terms and condition of section 403(b) of the Code, and with the terms and condition of section 403(b) of the code without limitation, the Employee Retirement Income Security Act of 1974, as amended, if applicable, as determined by the plan administrator or other designated plan fiduciary, or if none, by you. We shall be under no obligation either (a) to determine whether any contribution, distribution, loan or transfer under the Contract complies with the provisions terms and conditions of such plan, applicable law or this Endorsement, or (b) to administer such plan including, without limitation, any provision required by the Retirement Equity Act of 1984.

                                       IL ANNUITY AND INSURANCE COMPANY

                                         /S/ LISA P. FOXWORTHY-PARKER
                                       --------------------------------
                                                  SECRETARY


403B-95                              Page 5

                        IL ANNUITY AND INSURANCE COMPANY
                 ENDORSEMENT FOR INDIVIDUAL RETIREMENT ANNUITY

This endorsement applies only if the application states this Contract is an Individual Retirement Annuity (IRA).

This Contract is issued as an Individual Retirement Annuity under Section 408(b) of the Internal Revenue Code. To qualify, your Contract must meet the following requirements:

1.   You may not change ownership of this Contract at any time.

2. Your entire interest in the Contract is nonforfeitable. It is established for the exclusive benefit of you or your beneficiaries.

3. Your Contract is not transferable and may not be used as security for a loan.

4. You must be the Annuitant and no joint owner or contingent owner is permitted.

5. You must begin taking distributions no later than April 1 of the calendar year following the calendar year in which you attain age 70-1/2 over (a) your life or the lives of you and your designated beneficiary or (b) a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy of you and your designated beneficiary. You must receive additional minimum distributions by December 31 for each year after the calendar year you attain age 70-1/2. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either non-increasing or they may increase only as provided in Q&A F-3 of Section
1.401 (a)(9)- 1 of the Proposed Income Tax Regulations.

All distributions made under the Contract shall be in accordance with the requirements of Section 401 (a)(9) of the Code, including the incidental death benefit requirements of Section 401 (a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401 (a)(9)-2 of the Proposed Income Tax Regulations.

If you do not elect otherwise by written request, we will begin making payments up to four months before April 1 of the calendar year following the year in which you attain age 70-1/2 under a partial withdrawal option that complies with the minimum distribution regulations adopted pursuant to Section 408(b)(3) of the Internal Revenue Code. You may elect that we pay you the Surrender Value no later than April 1 of the calendar year following the year in which you attain age 70-1/2 that the Surrender Value be applied by that date to an annuity option that complies with the regulations referenced above.

In addition to meeting the distribution requirements referenced above, payments under a partial withdrawal option or an annuity option must also comply with the minimum distribution incidental benefit (MDIB) requirements applicable to IRAs. The amount to be distributed each

IRA-95
year beginning with the first calendar year for which distributions are required and then for each succeeding calendar year shall not be less than the quotient obtained by dividing the owner's benefit by the lesser of (1) the applicable life expectancy, or (2) if your spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Section 1.401 (a)(9)-2 of the Proposed Income Tax Regulations. Distributions after your death shall be calculated using the applicable life expectancy as the relevant divisor without regard to Section 1.401 (a)(9)-2 of the Proposed Income Tax Regulations. This MDIB rule may increase the amount of your payments. If we are required to make a distribution to you at year end because payments made to you during the calendar year are insufficient to meet MDIB requirements for this Contract, we will waive any withdrawal charge that might otherwise be applicable.

You may satisfy the minimum distribution requirements applicable to two or more IRAs by receiving a distribution from one IRA equal to the amounts required to satisfy the minimum distribution requirement for all your IRAs, as described in more detail in IRS Notice 88-38, 1988 1-C.B.524.

Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by you by the time distributions are required to begin, life expectancy shall be recalculated annually. Such election shall be irrevocable and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which you attain age 70- 1/2 and payments for subsequent years shall be calculated on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

6. In the event of your death, your entire interest in this Contract must be distributed in conformity with the regulations described below and the contract's provisions relating to the death of the Annuitant/Owner are changed to the extent necessary to conform with those regulations.

If you die before the entire interest is distributed, the following distribution provision shall apply:

     a. If you die after distribution of your interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to your death.

     b. If you die before distribution of interest commences, your entire interest will be distributed in accordance with one of the following four provisions:

          (1) Your entire interest will be paid by December 31 of the calendar year containing the fifth anniversary of your death, or
          (2) If your interest is payable to a beneficiary designated by you and you have not elected (1) above, then your entire interest will be distributed over the life or


IRA-95                               Page 2
          over a period certain not greater than the life expectancy of the designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year of your death. A designated beneficiary may elect at any time to receive greater payments, or
          (3) If your designated beneficiary is your surviving spouse, your spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the later of (i) December 31 of the calendar year immediately following the calendar year of your death, and (ii) December 31 of the calendar year in which you would have attained age 70-1/2. Such election must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of your death or the date distributions are required to begin pursuant to the preceding sentence. The surviving spouse may accelerate these payments at any time, i.e., increase the frequency or amount of such payments, or
          (4) If your designated beneficiary is your surviving spouse, your spouse may treat the annuity as his or her own individual retirement arrangement. This election will be deemed to have been made if your surviving spouse makes a regular IRA contribution to the annuity, makes a rollover to or from such annuity, or fails to elect any of the above three provisions.

Life expectancy is computed by use of the expected return multiples and Tables V and VI of Section 1.72-9 of the income tax regulations. For purposes of distributions beginning after your death unless otherwise elected by your surviving spouse by the time distributions are required to begin, life expectancy shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other beneficiary, life expectancy shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

Distributions under paragraph 6 are considered to have begun if distributions are made on account of your attaining your required beginning date or, if prior to the required beginning date, distributions irrevocably commence over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Regulations.

7. Except in the case of a rollover contribution (as permitted by Sections 402(c), 403(a)(4), 403(b)(8) of 408(d)(3), or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Section 408(k) no contributions will be accepted unless they are in cash and the total contributions under Sections 219(b) and 408(o) shall not exceed $2,000 for any taxable year. Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of refund, toward the payment of future premiums or the purchase of additional benefits.

8. You will have the sole responsibility for determining that contributions, transfers and


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

distributions under this Contract comply with the Code and this Endorsement.

The Company retains the right to further amend the Contract at any time without the consent of the Contract Owner as necessary to conform with changes in the Internal Revenue Code and regulation or rulings related thereto.



                                       IL ANNUITY AND INSURANCE COMPANY



                                         /S/ LISA P. FOXWORTHY-PARKER
                                       --------------------------------
                                                  SECRETARY

IRA-95                               Page 4

                        IL ANNUITY AND INSURANCE COMPANY
                           QUALIFIED PLAN ENDORSEMENT

This rider is part of and amends the Flexible Premium Deferred Annuity Contract (Contract) to which it is attached. This Contract is issued to or purchased by a trustee of a pension or profit-sharing plan intended to qualify under section 401 (a) of the Internal Revenue Code of 1986, as amended (the "Code"). The following provisions apply and replace any contrary Contract Provisions.

     1. Except as allowed by the qualified pension or profit- sharing plan of which this Contract is a part, the Contract may not be transferred, sold, assigned, discounted or pledged, either as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than us.

     2. This Contract shall be subject to the provisions, terms and conditions of the qualified pension or profit- sharing plan of which the Contract is a part. Any payment, distribution or transfer under this Contract shall comply with the provisions, terms, and conditions of such plan as determined by the plan administrator, trustee or other designated plan fiduciary. We shall be under no obligation either (a) to determine whether any such payments, distribution or transfer complies with the provisions, terms and conditions of such plan or with applicable laws, or (b) to administer such plan, including without limitation, any provisions required by the Retirement Equity Act of 1984.

     3. Notwithstanding any provisions to the contrary in this Contract or the qualified pension or profit sharing plan of which this Contract is a part, we reserve the right to amend or modify this Contract or Rider to the extent necessary to comply with any law, regulation, ruling or other requirement deemed by the Company to be necessary to establish or maintain the qualified status of such pension or profit-sharing plan.

Except as otherwise set forth above, this Endorsement is subject to the exclusions, definitions and provisions of the Contract.



                                       IL ANNUITY AND INSURANCE COMPANY



                                         /S/ LISA P. FOXWORTHY-PARKER
                                       --------------------------------
                                                  SECRETARY

IRA-95

                        IL ANNUITY AND INSURANCE COMPANY
          ADDITIONAL WAIVER OF WITHDRAWAL CHARGES RIDER-LONG TERM CARE

This rider is attached to and made a part of the Contract. The terms of the Contract apply to the rider except to the extent they are in conflict with its terms.

BENEFIT
In addition to those situations set forth in the Contract, the withdrawal charge will not apply if the Annuitant or the Annuitant's spouse is confined to a Long Term Care Facility and has been so confined for at least 90 consecutive days.

DEFINITIONS
"Confined" means confined as an inpatient. To be covered, confinement must commence while this Contract is in force and be required by sickness or injury. Such confinement must have been upon the recommendation of a physician.

"Injury" means accidental bodily injury which is sustained while this Contract is in force.

"Sickness" means sickness or disease which first manifests itself while this Contract is in force.

"Inpatient" means a person who is confined in a Long Term Care Facility as a resident patient and for whom a charge of at least one days' room and board is made by the Long Term Care Facility.

"Physician" means a duly licensed physician. It does not include the Annuitant or Annuitant's spouse, or the child, parent, brother or sister of either the Annuitant or the Annuitant's spouse.

"Long Term Care Facility" means a state licensed Skilled Nursing Facility or Intermediate Care Facility. Long Term Care Facility does not mean: a Hospital; a place that primarily treats drug addicts or alcoholics; a home for the aged or mentally ill, a community living center; or a place that primarily provides domiciliary, residency or retirement care; or a place owned or operated by a member of the Annuitant's immediate family.

"Skilled Nursing Facility" means a facility which: is operated as a Skilled Nursing Facility according to the law of the jurisdiction in which it is located; provides skilled nursing care under the supervision of a physician; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); and maintains a daily medical record of each patient.

"Intermediate Care Facility" means a facility which: is operated as an Intermediate Care Facility according to the law of the jurisdiction in which it is located; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and maintains a daily medical record of each patient.

IRA-95

Neither "registered graduate professional nurse" nor "licensed practical nurse" includes the Annuitant or the Annuitant's spouse' or the child, parent, brother or sister of either the Annuitant or the Annuitant's spouse.

NOTICE AND PROOF OF CLAIM
Written notice and proof of confinement for 90 consecutive days in a Long Term Care Facility must be received at our Home Office prior to our waiver of withdrawal charges because of confinement.

TERMINATION
This rider will end if the Contract terminated or is surrendered for its cash value.



                                       IL ANNUITY AND INSURANCE COMPANY



                                         /S/ LISA P. FOXWORTHY-PARKER
                                       --------------------------------
                                                  SECRETARY
IRA-95                              Page 2

                        IL ANNUITY AND INSURANCE COMPANY

                 ADDITIONAL WAIVER OF WITHDRAWAL CHARGES RIDER
                            POST SECONDARY EDUCATION

This endorsement is attached to and is part of this annuity contract. Unless changed by this endorsement, all provisions, exclusions, and limitations of this Contract remain the same and apply to this endorsement. The effective date of this endorsement is the date of issue.

BENEFITS
If You, your spouse, your child or Annuitant is enrolled in a college, university, vocational, technical, trade, or business school, You may, subject to the provisions of this endorsement, withdraw up to 20% of the Contract Value each Contract Year prior to the Annuity Commencement Date and while the Annuitant is alive. No withdrawal charges will apply. You may make one Withdrawal per Contract Year under this Endorsement. Withdrawals may not be repaid.

The maximum combined withdrawal you may make under this endorsement, and the Annual Free Withdrawal Amount provision is 20% of the Contract Value.

DEFINITIONS
CHILD means your natural or adopted child and a step-child who resides in your household. It does not include a grandchild.

PROOF OF ENROLLMENT
You must provide us written proof of enrollment on a form provided by us. The form must be completed by You and the college, university, vocational, technical, trade, or business school. The form must be received by us in our Home Office, during your lifetime and within one (1) year of the date of enrollment, before benefits under this endorsement are payable.

TERMINATION
This endorsement terminates upon termination of the Contract.



                                       IL ANNUITY AND INSURANCE COMPANY



                                         /S/ LISA P. FOXWORTHY-PARKER
                                       --------------------------------
                                                  SECRETARY

IRA-95

                        IL ANNUITY AND INSURANCE COMPANY
                    ADDITIONAL WAIVER OF WITHDRAWAL CHARGES
                            RIDER - TERMINAL ILLNESS

This endorsement is attached to and is part of this annuity contract. Unless changed by this endorsement, all provisions, exclusions, and limitations of this Contract remain the same and apply to this endorsement. The effective date of this endorsement is the date of issue.

BENEFITS
If the annuitant develops a Terminal Illness, you may, subject to the provisions of this endorsement, withdraw a portion or the entire balance of the Contract Value prior to the Annuity Commencement Date and while the Annuitant is alive. No withdrawal charges will apply. The minimum partial withdrawal you can make is $500.00. The maximum partial withdrawal you can make is the Contract Value balance less $5,000. Withdrawals may not be repaid.

DEFINITIONS
"Physician" is a person currently licensed to practice medicine in the state in which the Annuitant resides or has been treated. "Physician" does not include:
(1) the Annuitant or Owner; (2) a person who lives with the Annuitant or Owner;
(3) a person who is related to the Annuitant or Owner by blood or marriage.

"Terminal Illness" is a non-correctable medical condition that: (1) with reasonable medical certainty, will result in the death of the Annuitant in less than one (1) year from the date of completion of the application for terminal illness benefits; and (2) was first diagnosed after the effective date of this endorsement.

PROOF OF TERMINAL ILLNESS
You must provide us written proof of terminal illness on a form provided by us. The form must be completed by you and your physician and received by us in our Home Office, during your lifetime, before benefits under this endorsement are payable. We may request additional medical information. We may also, at our expense, have you examined by a physician of our choice before benefits under this endorsement are payable.

TERMINATION
This endorsement terminates upon termination of the Contract.



                                       IL ANNUITY AND INSURANCE COMPANY



                                         /S/ LISA P. FOXWORTHY-PARKER
                                       --------------------------------
                                                  SECRETARY

IRA-95

                        IL ANNUITY AND INSURANCE COMPANY

                    ADDITIONAL WAIVER OF WITHDRAWAL CHARGES
                            RIDER - HOSPITALIZATION

This rider is attached to and made a part of the Contract. The terms of the Contract apply to the rider except to the extent they are in conflict with its terms.

BENEFIT
In addition to those situations set forth in the Contract, the withdrawal charge will not apply if the Annuitant or the Annuitant's spouse is confined to a Hospital and has been so confined for at least 30 consecutive days.

DEFINITIONS
"Confined" means confined as an inpatient. To be covered, confinement must commence while this Contract is in force and be required by sickness or injury. Such confinement must have been upon the recommendation of a physician.

"Injury" means accidental bodily injury which is sustained while this Contract is in force.

"Sickness" means sickness or disease which first manifests itself while this Contract is in force.

"Inpatient" means a person who is confined in a Hospital as a resident patient and for whom a charge of at least one day's room and board is made by the Hospital.

"Physician" means a duly licensed physician. It does not include the Annuitant or the Annuitant's spouse, or the child, parent, brother or sister of either the Annuitant or the Annuitant's spouse.

"Hospital" means a facility which is state licensed and operated as a hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); is supervised by a staff of physicians; and has medical, diagnostic and major surgical facilities or has access to such facilities on a pre- arranged basis.

Neither "registered graduate professional nurse" nor "licensed practical nurse" includes the Annuitant or the Annuitant's spouse, or the child, parent, brother or sister of either the Annuitant or the Annuitant's spouse.

NOTICE AND PROOF OF CLAIM
Written notice and proof of confinement for 30 consecutive days in a Hospital must be received at our Home Office prior to our waiver of withdrawal charges because of the confinement.

IRA-95

TERMINATION
This rider will end if the Contract terminates or is surrendered for its cash value.



                                       IL ANNUITY AND INSURANCE COMPANY



                                         /S/ LISA P. FOXWORTHY-PARKER
                                       --------------------------------
                                                  SECRETARY


IRA-95                               Page 2

                        IL ANNUITY AND INSURANCE COMPANY
                                  UNISEX RIDER

This rider is issued as part of the Contract to which it is attached. The Date of issue and the Contract Date applicable to this rider is the same as that of the Contract. Except where this rider provides otherwise, it is subject to all conditions and limitations of such Contract.

The Misstatement of Age and Sex provision of this Contract is amended by the substitution of the following:

MISSTATEMENT OF AGE

If the age of the Annuitant has been misstated, the amount of the annuity payable by the Company shall be that provided by the number of Accumulation Units allocated to affect such annuity on the basis of the corrected information without changing the date of the first payment of such annuity.

Any under-payment by the Company shall be made up immediately and any over-payment shall be charged against future amounts becoming payable.



                                       IL ANNUITY AND INSURANCE COMPANY



                                         /S/ LISA P. FOXWORTHY-PARKER
                                       --------------------------------
                                                  SECRETARY


IRA-95